Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

American Rebel Holdings, Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

December 12, 2021

By:	/s/ Michael Dean Smith
Name:	Michael Dean Smith